As filed with the United States Securities and Exchange Commission on December 24, 2015

Registration No. 333-206898

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 ON FORM S-8

TO FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933, AS AMENDED

HUBBELL INCORPORATED

(Exact Name of Registrant as Specified in its Certificate)

Connecticut	06-0397030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

40 Waterview Drive

Shelton, Connecticut 06484-1000

(475) 882-4000

(Address, including zip code, of principal executive offices)

HUBBELL INCORPORATED 2005 INCENTIVE AWARD PLAN

(AS AMENDED AND RESTATED EFFECTIVE MAY 5, 2015)

HUBBELL INCORPORATED AMENDED AND RESTATED DEFERRED

COMPENSATION PLAN FOR DIRECTORS

(Full title of the plan)

An-Ping Hsieh

Vice President, General Counsel

Hubbell Incorporated

40 Waterview Drive

Shelton, Connecticut 06484-1000

(475) 882-4000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.01 par value (4)	4,375,380(2)	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock, par value $0.01 per share (“Common Stock”) of Hubbell Incorporated (the “Registrant” or the “Company”), registered hereunder includes an indeterminable number of additional shares of Common Stock that may become issuable pursuant to the Hubbell Incorporated 2005 Incentive Award Plan (as Amended and Restated effective May 5, 2015, and as further amended effective December 23, 2015, the “2005 Plan”) and the Hubbell Incorporated Amended and Restated Deferred Compensation Plan for Directors (as Amended and Restated effective December 23, 2015, the “DC Plan” and together with the 2005 Plan, the “Plans”) as the same may be amended from time to time, to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Represents shares of Common Stock (i) issuable under outstanding stock appreciation rights, stock units, restricted stock units and restricted stock (collectively, the “Hubbell Awards”) previously granted under the Plans or (ii) reserved for issuance pursuant to future awards under the Plans.
(3)	These shares were registered under the Company’s Registration Statement on Form S-4 (File No. 333- 206898) filed under the Securities Act with the U.S. Securities and Exchange Commission (the “Commission”) on September 11, 2015, as amended by Pre-Effective Amendment No. 1, filed on October 21, 2015, Pre-Effective Amendment No. 2, filed on November 16, 2015, and Pre-Effective Amendment No. 3, filed on November 19, 2015 (the “Form S-4”). All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Form S-4.
(4)	Each share of Common Stock also includes an associated Series A Junior Participating Preferred Share Purchase Right (the “Rights”). Until the occurrence of certain prescribed events, the Rights are not exercisable, will be evidenced by the certificates or book entries for the Common Stock and will be transferred along with and only with the Common Stock.

EXPLANATORY NOTE

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Registration Statement”) relating to shares of Common Stock (i) issuable pursuant to the Hubbell Awards or (ii) reserved for issuance pursuant to future awards under the Plans. Such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

On December 23, 2015, the Registrant completed its previously announced reclassification of its dual-class common stock into a single class of common stock (the “Reclassification”). In the Reclassification, each share of the Registrant’s Class A common stock, par value $0.01 per share (“Class A Common Stock”) issued and outstanding and each share of the Registrant’s Class B common stock, par value $0.01 per share (“Class B Common Stock”) issued and outstanding was reclassified into one share of Common Stock, which is now the sole class of the Registrant’s common stock issued and outstanding.

At the effective time of the Reclassification, (i) each outstanding Hubbell Award granted under the 2005 Plan was adjusted by substituting, on a one for one basis, shares of Common Stock for shares of Class B Common Stock and (ii) stock units issued under the DC Plan were adjusted to correspond to and be settled in shares of Common Stock. This Registration Statement is being filed for the purpose of registering (i) up to 2,347,869 shares of Common Stock outstanding pursuant to, or issuable upon the exercise or settlement of, Hubbell Awards and (ii) up to 2,027,511 shares of Common Stock reserved for issuance pursuant to future awards under the Plans.

PART I

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on February 19, 2015;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015 filed with the Commission on April 24, 2015, July 24, 2015 and October 23, 2015, respectively;

(c)	all other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the Company’s fiscal year ended December 31, 2014; and

(d)	the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on December 23, 2015 (File No. 001-02958), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, information furnished under Items 2.01 and 7.01 of any Current Report on Form 8-K, including exhibits related to those items, is not incorporated by reference in this Registration Statement or any related prospectus.

Item 4. Description of Securities.

The information called for in this Item 4 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Directors and officers of the Company are entitled to indemnification by the Company against any and all liabilities, expenses and other matters referenced in or covered by the Connecticut Business Corporation Act (the “CBCA”). The Company’s amended and restated certificate of incorporation affords to directors and officers the right to be indemnified “to the fullest extent permitted by law.” This right means that a Director or officer will be indemnified against liabilities and reasonable expenses incurred in connection with any applicable proceeding so long as his or her conduct did not (i) involve a knowing and culpable violation of law by such person, (ii) enable such person or an associate, as defined in Section 33-840 of the CBCA, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of such person to the Company under circumstances in which such person was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Company, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of such person’s duty to the Company, or (v) create liability under Section 33-757 of the CBCA (liability for unlawful distributions). The Company’s amended and restated certificate of incorporation also obligates the Company to advance the expenses of a Director or officer so long as the Director or officer promises to repay the advance if it is later determined that he or she is not entitled to indemnification by the Company.

The Company has in effect liability insurance policies covering certain claims against any of its officers or Directors by reason of certain breaches of duty, neglect, error, misstatement, omission or other act committed or alleged to have been committed by such person in his or her capacity as officer or Director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shelton, State of Connecticut, on December 24, 2015.

HUBBELL INCORPORATED

By:	/s/ An-Ping Hsieh
An-Ping Hsieh
Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on December 24, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ David G. Nord	Chairman, President and Chief Executive Officer (Principal Executive Officer)
David G. Nord

/s/ William R. Sperry	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
William R. Sperry

/s/ Joseph A. Capozzoli	Vice President and Corporate Controller (Principal Accounting Officer)
Joseph A. Capozzoli

*	Director
Anthony J. Guzzi

*	Director
Carlos M. Cardoso

*	Director
Neal J. Keating

*	Director
John F. Malloy

Signature	Title

*	Director
Carlos A. Rodriguez

*	Director
John G. Russell

*	Director
Steven R. Shawley

*	Director
Richard J. Swift

*By: /s/ An-Ping Hsieh
An-Ping Hsieh as Attorney-in-Fact

EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Hubbell Incorporated (incorporated by reference to Exhibit 3.1 to Hubbell Incorporated’s Form 8-A, filed on December 23, 2015)

4.2	Amended and Restated By-Laws of Hubbell Incorporated, as amended on May 7, 2013 (incorporated by reference to Exhibit 3.1 to Hubbell Incorporated’s current report on Form 8-K, filed on May 10, 2013)

4.3	Hubbell Incorporated 2005 Incentive Award Plan (as Amended and Restated effective May 5, 2015, and as further amended effective December 23, 2015) (incorporated herein by reference to Exhibit A to the Company’s Definitive Proxy Statement, filed on March 18, 2015)

4.4	Hubbell Incorporated Amended and Restated Deferred Compensation Plan for Directors (as Amended and Restated effective December 23, 2015)

4.5	Second Amended and Restated Rights Agreement, dated December 23, 2015, between Hubbell Incorporated and Computershare Inc. (as successor to Mellon Investor Services LLC and ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (incorporated by reference to Exhibit 4.1 to Hubbell Incorporated’s Form 8-A, filed on December 23, 2015)

5.1	Opinion of Shipman & Goodwin LLP (incorporated by reference to Exhibit 5.1 to Amendment No. 3 to Hubbell Incorporated’s Registration Statement on Form S-4 (File No. 333-206898), filed on November 19, 2015)

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Shipman & Goodwin LLP (included in Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to Hubbell Incorporated’s Registration Statement on Form S-4 (File No. 333-206898), filed on September 11, 2015)